Exhibit 10.7

AVOCENT CORPORATION

2005 EQUITY INCENTIVE PLAN

AMENDED NOTICE OF GRANT OF RESTRICTED STOCK UNITS

WHEREAS, you have previously been granted Restricted Stock Units under the terms and conditions of one or more (i) Notices of Grant Award and Award Agreement (the “Original Cover Page(s)”) dated                        , (ii) Notices of Grant of Restricted Stock Units attached to such Original Cover Page(s) (the “Original Notice(s) of Grant”), and (iii) Restricted Stock Unit Agreement(s) attached as Exhibit A to such Original Notice(s) of Grant (the “Original RSU Agreement(s)”);

WHEREAS, you and Avocent Corporation (the “Company”) now wish to amend and restate the Original RSU Agreement(s) to comply with Section 409A of the Internal Code, as amended.

NOW, THEREFORE, you and the Company agree as follows:

Unless otherwise defined herein, the terms defined in the Plan shall have the same defined meanings in this Amended Notice of Grant of Restricted Stock Units.

You have previously been granted the number of Restricted Stock Units set forth on the Original Cover Page(s).  Each such Unit is equivalent to one Share of Common Stock of the Company for purposes of determining the number of Shares subject to this Award.  None of the Restricted Stock Units will be issued (nor will you have the rights of a stockholder with respect to the underlying shares) until the vesting conditions described below are satisfied.  Additional terms that now govern the Awards described in the Original Cover Pages and the Original Notice(s) of Grant are as follows:

Your Award(s) are subject to the terms and conditions of the Amended and Restated Restricted Stock Unit Agreement attached hereto as Exhibit A (the “New RSU Agreement’).  Each Vesting Schedule for your Award is set forth on the Original Cover Page(s), and all Restricted Stock Units awarded to you shall vest on the dates set forth in the Original Cover Pages(s) and the Original Notice(s) of Grants provided you are a Service Provider to the Company or any of its Subsidiaries on each such date.  Notwithstanding the foregoing or anything contained in the Original Cover Page(s), the Original Notice(s) of Grant, or the Original RSU Agreement(s), all Restricted Stock Units awarded to you shall be deemed and treated as fully earned and the vesting of all such Restricted Stock Units shall be deemed and treated as fully accelerated upon a Change in Control (as defined in Section 24 of the New RSU Agreement).

You acknowledge and agree that this agreement and the vesting schedule set forth herein does not constitute an express or implied promise of continued engagement as a Service Provider for the vesting period, for any period, or at all, and shall not interfere with your right or the Company’s right to terminate your relationship as a Service Provider at any time, with or without cause.

You hereby agree to accept as binding, conclusive and final all decisions or interpretations of the Administrator upon any questions relating to the Plan and this Award.

By your signature and the signature of the Company’s representative below you and the Company agree that this Amended Notice of Grant of Restricted Stock Units, the form of Amended and Restated Restricted Stock Unit Agreement attached as Exhibit A hereto, and the 2005 Equity Incentive Plan constitute your entire agreement with respect to this Award and may not be modified adversely to your interest except by means of a writing signed by the Company and you.

GRANTEE:	AVOCENT CORPORATION

By:
Its:

EXHIBIT A

AVOCENT CORPORATION

2005 EQUITY INCENTIVE PLAN

AMENDED AND RESTATED

RESTRICTED STOCK UNIT AGREEMENT

1.             Grant.  The Company hereby grants to you an award of Restricted Stock Units (“RSUs”), as set forth in the Notice of Grant of Restricted Stock Units and subject to the terms and conditions in this Agreement and the Company’s 2005 Equity Incentive Plan (the “Plan”).  Unless otherwise defined herein, the terms defined in the Plan shall have the same defined meanings in this Restricted Stock Unit Agreement.

2.             Company’s Obligation.  Each RSU represents the right to receive a Share on the vesting date (or at such later time indicated in this Agreement).  Unless and until the RSUs vest in the manner set forth in paragraph 3 or Section 19 of the Plan, you will have no right to receive Shares under such RSUs.  Prior to actual distribution of Shares pursuant to any vested RSUs, such RSUs will represent an unsecured obligation of the Company, payable (if at all) only from the general assets of the Company.

3.             Vesting Schedule and Issuance of Shares.

(a)           Subject to paragraphs 4 and 11, and Section 19 of the Plan, the RSUs awarded by this Agreement will vest as to the number of RSUs, and on the dates shown, on the Notice of Grant (each a “Vesting Date”).  In addition, the RSUs awarded under this Agreement shall be deemed and treated as fully earned and the vesting of all such Restricted Stock Units shall be deemed and treated as fully accelerated upon a Change in Control (as defined in Section 24 of this Agreement), but only if you will have been continuously a Service Provider from the date the RSUs awarded by this Agreement were granted until the date such vesting occurs.  If you are not a Service Provider on such date(s), the Award shall terminate, as set forth in paragraph 4.

(b)           As soon as practical upon or following each Vesting Date (but, except as provided in this Agreement, in no event later than the later of (i) the end of the calendar year that includes the applicable Vesting Date or (ii) two and one-half (2½) months following the applicable Vesting Date, subject to any six (6) month delay required by paragraph 8), one Share shall be issued for each RSU that vests on such Vesting Date, subject to the terms and provisions of the Plan and this Agreement.

(c)           (i)  If the Administrator, in its discretion, accelerates the vesting of the balance, or some lesser portion of the balance, of the Award, the payment of such accelerated portion of the Award shall be made as soon as practicable after the new vesting date, but, except as provided in this Agreement, in no event later than two and one-half (2½) months following the end of the Company’s taxable year in which the applicable Vesting Date occurs; provided, however, if the Award is “deferred compensation” within the meaning of Section 409A, the payment of such accelerated portion of the Award nevertheless shall be made at the same time or times as if such Award had vested in accordance with the vesting schedule set forth in paragraph 3(a), including any necessary application of paragraph 8 (whether or not you remain employed by the Company or a Parent or Subsidiary of the Company as of such date(s)), unless an earlier payment date, in the judgment of the Administrator, would not cause you to incur an additional tax under Section 409A, in which case, payment of such accelerated Award shall be made within two and one-half (2½) months following the earliest permissible payment date that would not cause you to incur an additional tax under Section 409A, subject to paragraph 8 with respect to specified employees.  Notwithstanding the foregoing, any delay in payment pursuant to this paragraph 3(c) will cease upon your death and such payment will be made as soon as practicable after the date of your death.  For purposes of this Agreement, “Section 409A” means Section 409A of the Internal Revenue Code of 1986, as amended, and any proposed, temporary or final Treasury Regulations and Internal Revenue Service guidance thereunder, as each may be amended from time to time.

(ii)           If the vesting of all or a portion of this Award accelerates pursuant to (a) Section 19(c) of the Plan in the event of a Change of Control that is not a “change in control” within the meaning of Section 409A, or (b) pursuant to any other plan or agreement that provides for acceleration in the event of a Change of Control that is not a “change in control” within the meaning of Section 409A, then the payment of such accelerated portion of the Award (including any new or additional Awards existing as a result of paragraph 11 of this Agreement) will be made in accordance with the timing of payment rules that apply to discretionary accelerations under paragraph 3(c)(i).  If the vesting of all or a portion of this Award accelerates in the event of a Change of Control that is a “change in control” within the meaning of Section 409A, then the payment of such accelerated portion of the Award (including any new or additional Awards existing as a result of paragraph 11 of this Agreement) will be made within two and one-half (2½) months of the Change of Control event.

(d)           No fractional Shares shall be issued under this Agreement.

4.             Forfeiture upon Termination as Service Provider.  Except as provided in paragraph 3, if you terminate service as a Service Provider for any or no reason prior to vesting, the unvested RSUs awarded by this Agreement will thereupon be forfeited and automatically transferred to and reacquired by the Company at no cost to the Company and your right to acquire any Shares hereunder will immediately terminate.

5.             Payments after Death.  Any distribution or delivery to be made to you under this Agreement will, if you are then deceased, be made to the administrator or executor of your estate.  Any such administrator or executor must furnish the Company with (a) written notice of his or her status as transferee, and (b) evidence satisfactory to the Company to establish the validity of the transfer and compliance with any laws or regulations pertaining to said transfer.

6.             Withholding of Taxes.  The Company (or the employing Parent or Subsidiary) will withhold from the number of Shares otherwise issuable under this Award a number of Shares that have an aggregative market value sufficient to pay the minimum statutorily required federal, state and local tax withholding obligations, unless the Company, in its sole discretion, requires you to make alternate arrangements satisfactory to the Company for such withholdings in advance of the arising of any withholding obligations.  Shares will be valued at their Fair Market Value when the taxable event occurs.  The number of Shares withheld pursuant to this paragraph 6 will be rounded up to the nearest whole Share, with no refund provided for any value of the Shares withheld in excess of the tax obligation as a result of such rounding, all pursuant to such procedures as the Administrator may specify from time to time.

Notwithstanding any contrary provision of this Agreement, no Shares will be issued unless and until income, employment and other taxes which the Company determines must be withheld or collected with respect to such Shares have been withheld or collected.  In addition and to the maximum extent permitted by law, the Company (or the employing Parent or Subsidiary) has the right to retain without notice from salary or other amounts payable to you, cash having a sufficient value to satisfy any tax withholding obligations that the Company determines cannot be satisfied through the withholding of otherwise deliverable Shares.  All income and other taxes related to the RSUs and any Shares delivered in payment thereof are your sole responsibility.

7.             Rights as Stockholder.  Neither you nor any person claiming under or through you will have any of the rights or privileges of a stockholder of the Company in respect of any Shares deliverable hereunder unless and until certificates representing such Shares will have been issued, recorded on the records of the Company or its transfer agents or registrars, and delivered to you or your broker.

8.             Code Section 409A.  Notwithstanding anything in the Plan or this Agreement to the contrary, if the vesting of the balance, or some lesser portion of the balance, of the RSUs is accelerated in connection with your termination as a Service Provider, such accelerated RSUs will not be payable until and unless you have a “separation from service” within the meaning of Section 409A.  Further, and notwithstanding anything in the Plan or this Agreement to the contrary, if any such accelerated RSUs would otherwise become payable upon a “separation from service” within the meaning of Section 409A, and if (x) you are a “specified employee” within the meaning of Section 409A at the time of such “separation from service” within the meaning of Section 409A (other than due to your death) and (y) the payment of all or a portion of such accelerated RSUs would result in the imposition of additional tax under Section 409A if paid to you on or within the six (6) month period following your “separation from service” within the meaning of Section 409A, then the payment of the portion of such accelerated RSUs that would result in the additional tax imposition will not be made until the date six (6) months and one (1) day following the date of your “separation from service” within the meaning of Section 409A, unless you die following your termination as a Service Provider, in which case the RSUs will be paid in Shares to your estate as soon as practicable following your death (and in all cases within ninety (90) days of your death).  It is the intent of this Agreement to comply with the requirements of Section 409A so that none of the RSUs provided under this Agreement or Shares issuable thereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to so comply.

9.             Intentionally Omitted.]

10.           Address for Notices.  Any notice to be given to the Company under the terms of this Agreement will be addressed to the Company at 4991 Corporate Drive, Huntsville, AL 35805, Attn: Stock Administration, or at such other address as the Company may hereafter designate in writing or electronically.

11.           Changes in RSUs.  In the event that as a result of a stock or extraordinary cash dividend, stock split, distribution, reclassification, recapitalization, combination of Shares or the adjustment in capital stock of the Company or otherwise, or as a result of a merger, consolidation, spin-off or other corporate transaction or event, the RSUs will be increased, reduced or otherwise affected, and by virtue of any such event you will in your capacity as owner of unvested RSUs which have been awarded to you (the “Prior RSUs”) be entitled to new or additional or different shares of stock, cash or other securities or property (other than rights or warrants to purchase securities); such new or additional or different shares, cash or securities or property will thereupon be considered to be unvested RSUs and will be subject to all of the conditions and restrictions that were applicable to the Prior RSUs pursuant to this Agreement and the Plan.  If you receive rights or warrants with respect to any Prior RSUs, such rights or warrants may be held or exercised by you, provided that until such exercise any such rights or warrants and after such exercise any shares or other securities acquired by the exercise of such rights or warrants will be considered to be unvested RSUs and will be subject to all of the conditions and restrictions which were applicable to the Prior RSUs pursuant to the Plan and this Agreement.  The Administrator in its absolute discretion at any time may accelerate the vesting of all or any portion of such new or additional shares of stock, cash or securities, rights or warrants to purchase securities or shares or other securities acquired by the exercise of such rights or warrants; provided, however, that the payment of such accelerated new or additional awards shall be made in accordance with the timing of payment rules under paragraph 3(c)(i).

12.           Grant is Not Transferable.  Except to the limited extent provided in paragraph 5, this grant and the rights and privileges conferred hereby will not be transferred, assigned, pledged or hypothecated in any way (whether by operation of law or otherwise) and will not be subject to sale under execution, attachment or similar process.  Upon any attempt to transfer, assign, pledge, hypothecate or otherwise dispose of this grant, or any right or privilege conferred hereby, or upon any attempted sale under any execution, attachment or similar process, this grant and the rights and privileges conferred hereby immediately will become null and void.

13.           Binding Agreement.  Subject to the limitation on the transferability of this grant contained herein, this Agreement will be binding upon and inure to the benefit of the heirs, legatees, legal representatives, successors and assigns of the parties hereto.

14.           Restrictions on Sale of Securities.  The Shares issued as payment for vested RSUs under this Agreement will be registered under U.S. federal securities laws and will be freely tradable upon receipt. However, your subsequent sale of the Shares may be subject to any market blackout-period that may be imposed by the Company and must comply with the Company’s insider trading policies, and any other applicable securities laws.

15.           Additional Conditions to Issuance of Stock.  If at any time the Company will determine, in its discretion, that the listing, registration or qualification of the Shares upon any securities exchange or under any state or federal law, or the consent or approval of any governmental regulatory authority is necessary or desirable as a condition to the issuance of Shares to you (or your estate), such issuance will not occur unless and until such listing, registration, qualification, consent or approval will have been effected or obtained free of any conditions not acceptable to the Company.  The Company will make all reasonable efforts to meet the requirements of any such state or federal law or securities exchange and to obtain any such consent or approval of any such governmental authority.

16.           Plan Governs.  This Agreement and the Notice of Grant are subject to all terms and provisions of the Plan.  In the event of a conflict between one or more provisions of this Agreement or the Notice of Grant and one or more provisions of the Plan, the provisions of the Plan will govern.

17.           Administrator Authority.  The Administrator will have the power to interpret the Plan and this Agreement and to adopt such rules for the administration, interpretation and application of the Plan as are consistent therewith and to interpret or revoke any such rules (including, but not limited to, the determination of whether or not any RSUs have vested).  All actions taken and all interpretations and determinations made by the Administrator in good faith will be final and binding upon you, the Company and all other interested persons.  No member of the Administrator will be personally liable for any action, determination or interpretation made in good faith with respect to the Plan or this Agreement

18.           Stock Ownership Guidelines.  You understand and acknowledge that this Agreement and the right to receive Shares under this RSU Award are subject to the terms and conditions of the Avocent Corporation Restricted Stock, Performance Shares, and Stock Ownership General Guidelines as in effect from time to time and as construed by the Administrator.

19.           Captions.  Captions provided herein are for convenience only and are not to serve as a basis for interpretation and construction of this Agreement.

20.           Agreement Severable.  In the event that any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement will continue in full force and effect.

21.           Modifications to the Agreement.  This Agreement constitutes the entire understanding of the parties on the subjects covered.  You expressly warrant that you are not accepting this Agreement in reliance on any promises, representations, or inducements other than those contained herein.  Modifications to this Agreement or the Plan can be made only in an express written contract executed by a duly authorized officer of the Company.  Notwithstanding anything to the contrary in the Plan or this Agreement, the Company may amend this Agreement as necessary to comply with Section 409A or to otherwise avoid imposition of any additional tax or income recognition under Section 409A in connection to this Award of RSUs.

22.           Amendment, Suspension or Termination of the Plan.  By accepting this Award, you expressly warrant that you have received an Award of RSUs under the Plan, and has received, read and understood a description of the Plan.  You understand that the Plan is discretionary in nature and may be amended, suspended or terminated by the Company at any time.

23.           Governing Law.  This Agreement shall be governed by the laws of the State of Alabama without giving effect to the conflict of law principles thereof.  For purposes of litigating any dispute that arises under this Award of RSUs or this Agreement, the parties hereby submit to and consent to the jurisdiction of the State of Alabama, and agree that such litigation shall be conducted in the courts of Madison County, Alabama, or the federal courts for the United States for the Northern District of Alabama, and no other courts, where this Award of RSUs is made and/or to be performed.

24.           Change in Control.  “Change in Control” shall mean, after the date of this Agreement, any one of the following events:

(a)           Any person (other than the Company) or more than one person acting as a group (a “Person”) acquires beneficial ownership of the Company’s securities and is or thereby becomes when such ownership is combined with stock held by such Person a beneficial owner of securities entitling such Person to exercise twenty-five percent (25%) or more of the combined voting power of the Company’s then outstanding stock.  For purposes of this Agreement, “beneficial ownership” shall be determined in accordance with Regulation 13D under the Securities Exchange Act of 1934, or any similar successor regulation or rule; and the term “Person” shall include any natural person, corporation, partnership, trust, or association, or any group or combination thereof, whose ownership of the Company’s securities would be required to be reported under such Regulation 13D, or any similar successor regulation or rule.

(b)           Within any twenty-four (24) month period, the individuals who were Directors of the Company at the beginning of any such period, together with any other Directors first elected as directors of the Company pursuant to nominations approved or ratified by at least two-thirds (2/3) of the Directors in office immediately prior to any such election, cease to constitute a majority of the Board of Directors of the Company.

(c)           The closing of any transaction involving:

(i)            any consolidation, merger, or other reorganization of the Company in which the Company is not the continuing or surviving corporation or pursuant to which shares of the Company’s common stock would be converted into cash, securities or other property, other than a merger, consolidation, or other reorganization of the Company in which the holders of the Company’s common stock immediately prior to the merger or consolidation have substantially the same proportionate ownership and voting control of the surviving corporation immediately after the merger or consolidation; or

(ii)           any sale, lease, exchange, liquidation or other transfer (in one transaction or a series of transactions) of all or substantially all of the assets of the Company.

Notwithstanding the foregoing, the term “Change in Control” shall not include a consolidation, merger, or other reorganization if upon consummation of such transaction all of the outstanding voting stock of the Company is owned, directly or indirectly, by a holding company, and the holders of the Company’s common stock immediately prior to the transaction have substantially the same proportionate ownership and voting control of such holding company after such transaction.